Exhibit 10.2

APRICUS BIOSCIENCES, INC.
RELEASE OF CLAIMS

I have suffered an “Involuntary Termination” on August 30, 2018, pursuant to that certain Amended and Restated Employment Agreement between me and Apricus Biosciences, Inc. (the “Company”), dated as of December 20, 2016 (the “Agreement”), and subject to the limitations set forth in Section 6 of the Agreement, then in addition to any accrued but unpaid Annual Salary, including Annual Salary in respect of any accrued and accumulated but unpaid vacation, due to me at the date of such termination, I am entitled to receive severance benefits as follows, which shall be the exclusive severance benefits to which I am entitled in connection with my Involuntary Termination:

(i)    the Company shall pay to me in one lump sum an amount equal to (A) twelve (12) months of my Annual Salary that I was receiving immediately prior to the Involuntary Termination; plus (B) 100% of my Target Bonus for the year in which the date of my Involuntary Termination occurs;

(ii)     full acceleration of the vesting of all equity awards held by me at the time of the Involuntary Termination, including any options, restricted stock, restricted stock units or other awards;

(iii)     reimbursement for the cost of continuation of health insurance benefits provided to me immediately prior to the Involuntary Termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earliest to occur of (A) twelve (12) months following the Involuntary Termination, (B) the date I become eligible for coverage under health and/or dental plans of another employer, or (C) the date upon which I am no longer eligible for such COBRA or other benefits under applicable law (the “COBRA Coverage Period”). If the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the reimbursements as set forth in this clause (iii), the Company shall instead pay to me the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof); and

(iv)     if the Company closes (the “Closing”) the transaction contemplated by that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of July 30, 2018, entered into by and among the Company, Arch Merger Sub, Inc. and Seelos Therapeutics, Inc. on or before March 5, 2019, then, on the date of the Closing, the Company shall grant me a restricted stock unit under the Company’s 2012 Stock Long Term Incentive Plan, as amended and restated (the “2012 Plan”), denominated with a dollar value equal to $159,650 (the “Closing RSU”), which Closing RSU shall be evidenced by an award agreement in the form attached hereto as Exhibit A. The Closing RSU will vest on March 5, 2019, subject to my continued service to the Company as a consultant pursuant to that certain Consulting Agreement between the Company and me of even date herewith (the “Consulting Agreement”) on the applicable vesting date, subject to accelerated vesting in the event (1) of a Change in Control or a Covered Transaction (as defined in the Restated Plan) following the Closing, or (2) the Company’s termination of the Consulting Agreement, or (3) my death or Permanent Disability. The Closing RSU will provide for settlement within ten (10) days of vesting in either (1) shares of Company common stock with an aggregate value equal to the denominated dollar value vesting on the applicable vesting date (which value shall be converted into Company shares based on the average closing price of Company common stock over the twenty (20) trading days preceding the settlement date) or (2) in the event any shares cannot be issued under the terms of the 2012 Plan for any reason, including as a result of there being insufficient shares available for issuance thereunder or the issuance of such shares causing the award to exceed any individual award limits contained therein, in cash; provided, however, that if such share settlement would not be possible as of the grant date as a result of there being insufficient shares available for issuance under the 2012 Plan or the issuance of such shares causing the award to exceed any individual award limits contained in the 2012 Plan, the award shall still be granted but any share settlement shall be subject to the approval by the board of directors and/or the stockholders of the Company of an amendment to the 2012 Plan permitting such share settlement (and increasing or deleting such individual award limits) under the terms of the 2012 Plan. In addition, the Company may elect to settle the Closing RSU in cash. The Company will permit me to elect net settlement of such Closing RSU for tax withholding purposes. I shall be entitled to implement a 10b5-1 trading plan with respect to the payment of tax withholding upon settlement of the Closing RSU.

Subject to Section 6(c) of the Agreement, the amounts payable pursuant to clause (i) above shall be payable in a lump sum within five (5) days following the date this Release of Claims becomes effective and irrevocable. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

Exhibit 10.2

FOR AND IN CONSIDERATION OF the severance payments and benefits to be provided to me in connection with the Involuntary Termination of my employment, as set forth above, which are conditioned on my signing this Release of Claims and not revoking this Release of Claims as provided below, and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns and all others connected with any of them (all of the foregoing, the “Company Released Parties”), both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, resulting from, arising out of or connected with my employment by or service to the Company or any of its subsidiaries or other affiliates or the termination of that employment or service or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (the “ADEA Claims”), Employee Retirement Income Security Act, the Americans with Disabilities Act, and the wage and hour, wage payment, and fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, as well as under any other statutes or common law principles of similar effect, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of such Claim or Claims.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of this Release of Claims based on the Company’s executory obligations hereunder after the effective date of this Release of Claims; (ii) any right of indemnification or contribution that I have pursuant to the articles of incorporation or by-laws of the Company or pursuant to California law, including, but not limited to Labor Code section 2802, (iii) all rights to any outstanding options, restricted stock, restricted stock units or other awards to the extent vested and exercisable pursuant to the terms of the awards and the plans under which they were granted as of the termination of my employment; and (iv) any right which cannot be waived by operation of law, including claims for indemnification under the California Labor Code and/or California Corporations Code, unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims for workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of the Company or any claims pursuant to the terms and conditions of the federal law known as COBRA or any comparable state law, including Cal-COBRA; and (v) my right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that I do release my right to secure any damages for alleged discriminatory treatment. This Release of Claims shall be deemed and/or become ineffective and null and void in the event that any payments or benefits, including severance benefits contemplated or described herein have not been made or are not made in accordance with and pursuant to the terms of this Release of Claims. If any severance benefits and payments described in this Release of Claims are not made, then I shall be free to pursue claims I would have had but for the release, including, but not limited to, claims for severance or other benefits under this Release of Claims.

I hereby represent, warrant and agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company, its subsidiaries and other affiliates, or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Company’s provision to me of the severance benefits in accordance with the terms and conditions set forth herein, no further compensation of any kind shall be due to me from the Company or any of the other Company Released Parties as a result of my employment now ended. Without limiting the generality of the foregoing, I specifically acknowledge and agree that I have been paid in full all base salary, bonus compensation and pay for unused vacation due to me and that I have been reimbursed for all business expenses I incurred in the performance of my duties for the Company and the other Company Released Parties.

Exhibit 10.2

Effective as of the date of my termination of employment, I hereby confirm my resignation from all officer positions I hold or previously held with the Company or any subsidiary. I further agree that I will execute any additional documents that the Company may reasonably request in connection with the foregoing. The Company and I acknowledge and agree that my “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the date of my termination of employment.

I understand that I must immediately return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (whether present or otherwise) of the Company, its subsidiaries and other affiliates and all keys, access cards, credit cards, computer hardware and software, telephones and other property of the Company, its subsidiaries and other affiliates and any copies thereof in my possession or control, other than any such items that I may reasonably expect to use in connection with my continued consulting services to the Company pursuant to the Consulting Agreement dated of even date herewith.

I have previously entered into the Company’s standard proprietary information and inventions agreement (the “Proprietary Information and Inventions Agreement”). I agree to continue to perform my obligations thereunder.

Nothing in this Release of Claims shall be deemed to restrict my right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

This Release of Claims creates legally binding obligations and I acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date I receive it, provided that I sign and return it to the Company no later than the twenty-first (21st) day after such receipt. I acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims knowingly, voluntarily and with a full understanding of its terms. I represent and acknowledge that if I am executing this Release of Claims before the foregoing period has elapsed, I do so knowingly, voluntarily and upon the advice of and with the approval of my legal counsel (if any), and I voluntarily waive any remaining portion of the consideration period. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth in writing expressly in the Agreement or this Release of Claims.

I understand that I may revoke this Release of Claims solely with respect to any potential ADEA Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o the Chief Executive Officer and that this Release of Claims will take full effect on the eighth calendar day after my signing and only if I have not revoked it during the preceding seven-day revocation period. Notwithstanding my election to revoke with respect to any potential ADEA Claims, I acknowledge that all other terms of this Release of Claims shall remain in full force and effect. I further acknowledge that I shall not be entitled to any payments under this Release of Claims unless this Release of Claims is executed and becomes effective not later than thirty (30) days following the date of my termination of employment.

This Release of Claims, the Agreement, the Proprietary Information and Inventions Agreement and the Consulting Agreement (and the exhibits thereto) constitute the entire agreement of the Company and me in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral; provided, however, that Section 4 of the Agreement shall be superseded by this Release of Claims (although the other provisions of the Agreement shall continue) and this Release of Claims sets forth the entire agreement of the Company and me in respect of my rights to any termination payments or benefits. This Release of Claims may be amended or modified only with my written consent and the written consent of an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

The validity, interpretation, construction and performance of this Release of Claims shall be governed by the laws of the State of California without reference to conflict of laws provisions.

If any term or provision of this Release of Claims or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this

Exhibit 10.2

Release of Claims or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

This Release of Claims may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Any dispute, claim or controversy based on, arising out of or relating to my employment or the termination thereof or the Agreement shall be settled by final and binding arbitration in the County of San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the parties agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of my taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of the termination of my employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under the Agreement or relating to my employment or the termination thereof; provided, however, that I shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that I shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This paragraph shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both the Company and I expressly waive our right to a jury trial.

Exhibit 10.2

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature: /s/ Brian T. Dorsey

Name: Brian T. Dorsey

Date Signed: August 30, 2018

Acknowledged and Agreed:

APRICUS BIOSCIENCES, INC.

Signature: /s/ Richard W. Pascoe

Name: Richard W. Pascoe

Title: Chief Executive Officer & Secretary

Date Signed: August 30, 2018

Exhibit 10.2

EXHIBIT A
FORM OF CLOSING RSU AGREEMENT

APRICUS BIOSCIENCES, INC.
2012 STOCK LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

Apricus Biosciences, Inc., a Nevada corporation (the “Company”), pursuant to its 2012 Stock Long Term Incentive Plan (the “Plan”), hereby grants to the holder listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the aggregate “Grant Value” set forth below. This award for Restricted Stock Units (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Participant:	Brian Dorsey
Grant Date:
Grant Value:	$159,650
Distribution Schedule:
Subject to the terms of the Restricted Stock Unit Agreement, the Grant Value subject to the Award shall be distributable as it vests pursuant to the Vesting Schedule in accordance with Section 2.1(c) of the Restricted Stock Unit Agreement.

Vesting Schedule:
Subject to the terms of the Restricted Stock Unit Agreement, the Grant Value subject to the Award shall vest on March 5, 2019, provided that Participant shall not have had a termination of Employment prior to such date.
Notwithstanding the foregoing, the Award shall become fully vested on an accelerated basis in the event (1) of a Change in Control or a Covered Transaction, or (2) the Company’s termination of the Participant’s Employment, or (3) Participant’s death or Permanent Disability.
For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following: (1) an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or such surviving entity immediately outstanding after the Transaction, or, in the case of an Ownership Change Event the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or (2) the liquidation or dissolution of the Company. For purposes of this definition, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities in the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. The Board may also, but need not, specify that other transactions or events constitute a Change in Control.
For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred when Participant has qualified for benefits (including satisfaction of any applicable waiting period) under the Company’s or a subsidiary’s long-term disability insurance arrangement.
For purposes of this Agreement, “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (1) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) percent of the outstanding voting stock of the Company; (2) a merger or consolidation in which the Company is a party, other than a change of domicile; or (3) the sale, exchange, or transfer of all or substantially all of the assets of the Company.
The Award is being granted to Participant in consideration of his services as an employee of the Company.

By his or her signature, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice. Participant has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands

Exhibit 10.2

all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.
The Plan, this Grant Notice and the Restricted Stock Unit Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Participant with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Participant by the Company.

APRICUS BIOSCIENCES, INC.		PARTICIPANT
By:		By:
Name:
Title:		Name:
Address:	11975 El Camino Real, Suite 300 San Diego, CA 92130	Address:

Exhibit 10.2

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Apricus Biosciences, Inc., a Nevada corporation (the “Company”) has granted to Participant the Award described in the Grant Notice under the Company’s 2012 Stock Long Term Incentive Plan (the “Plan”).

ARTICLE I.
GENERAL

1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2    Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.AWARD OF RESTRICTED STOCK UNITS

2.1    Award of Restricted Stock Units.

(a)    Award. In consideration of Participant’s past and/or continued employment with or service to the Company or any Affiliate and for other good and valuable consideration, the Company hereby grants to Participant the Award, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Prior to actual issuance of any shares of Stock or cash in settlement of the Grant Value, the Award represents an unsecured obligation of the Company, payable only from the general assets of the Company.

(b)    Vesting. The Award shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. Unless and until the Award has vested in accordance with the vesting schedule set forth in the Grant Notice, Participant will have no right to any distribution with respect to such unvested portion of the Award. Subject to the acceleration provisions set forth in the Grant Notice, in the event of Participant’s termination of Employment prior to the vesting of the entire Award, any unvested portion of the Award will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.

(c)    Distribution.

(i)    Subject to the terms and provisions of the Plan and this Agreement, within ten (10) days following the vesting date of all or a portion of the Award specified in the Vesting Schedule set forth in the Grant Notice, the portion of the Grant Value set forth in the Grant Notice with respect to which Participant has vested as of such vesting date shall be paid to Participant (or in the event of Participant’s death, to his or her estate) in the form of such number of shares of Stock as is determined by dividing (A) the portion of the Grant Value set forth in the Grant Notice with respect to which Participant has vested as of such vesting date by (B) the average closing price of the Company’s Stock over the twenty (20) trading days preceding the date such shares of Stock will be distributed to Participant.

(ii)    Subject to the last two sentences of this Section 2.1(c)(ii), and any limitations set forth in the Plan (including any applicable individual award limits in the Plan) all distributions shall be made by the Company in the form of whole shares of Stock. In lieu of any fractional share of Stock, the Company shall make a cash payment to Participant equal to the fair market value of such fractional share on the date the shares are issued pursuant to this Section 2.1. Notwithstanding the foregoing, in the event shares of Stock cannot be issued to Participant as required by Section 2.1(c)(i) as a result of the vesting of all or a portion of the Award within the time period set forth therein under the terms of the Plan for any reason, including as a result of there being insufficient shares of Stock available for issuance thereunder, or for any other reason (including to the extent such issuance would result in a violation of any applicable individual award limits in the Plan), the Grant Value with respect to which Participant has vested as of such vesting date shall instead be paid to Participant in cash within ten (10) days following the applicable vesting date; provided that if the settlement of the Award in shares of Stock is not possible as of the Grant Date as a result of there being insufficient shares available for issuance under the Plan or the issuance of such shares of Stock causing the Award to exceed any individual award limits contained in the Plan, the settlement of the Award in shares of Stock pursuant to this Section 2.1(c)(ii) shall be subject to the approval by the Board and/or the stockholders of the Company of an amendment to the Plan permitting such share settlement (and increasing or deleting such individual award limits) under the terms of the Plan. In

Exhibit 10.2

addition, notwithstanding anything to the contrary in this Agreement, the Company may elect, in its discretion, to make any distribution with respect to this Award in cash.

(iii)    The time of distributions with respect to the Award may not be changed except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

2.2    Tax Withholding. Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.1(b) hereof):

(a)    The Company and its Affiliates have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Affiliate, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. Participant is ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Award or the subsequent sale of Stock. The Company and its Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate Participant’s tax liability. The Participant may elect to satisfy the tax withholding obligation in one or more of the forms specified below:

(i)     by cash or check made payable to the Company or the Affiliate with respect to which the withholding obligation arises;

(ii)     to the extent the Award is settled in cash pursuant to Section 2.1(c) above, by the deduction by the Company of such amount from the amounts payable to Participant upon vesting of the Award;

(iii)     to the extent the Award is settled in shares of Stock pursuant to Section 2.1(c) above, by means of the Company withholding a net number of vested shares of Stock otherwise issuable pursuant to the Award having a then current fair market value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Affiliates based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)     to the extent the Award is settled in shares of Stock pursuant to Section 2.1(c) above, by tendering vested shares of Stock having a then current fair market value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Affiliates based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(v)     to the extent the Award is settled in shares of Stock pursuant to Section 2.1(c) above, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to the Stock issuable pursuant to the Award then vesting and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or its Affiliate with respect to which the tax withholding obligation arises in satisfaction of such obligation based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; provided that payment of such proceeds is then made to the Company or the applicable Affiliate at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi)    in any combination of the foregoing.

(b)     In the event Participant fails to provide timely payment of all sums required pursuant to Section 2.2(a), the Company shall satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.2(a)(ii) or Section 2.2(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the Award to Participant or his legal representative unless and until Participant or his legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the grant of the Award, the distribution of the shares of Stock or cash issuable with respect thereto, or any other taxable event related to the Award, provided that no payment shall be delayed under this Section 2.2(b) if such delay will result in the imposition of taxes or penalties under Section 409A of the Code.

(c)    In the event Participant’s tax withholding obligation will be satisfied under Section 2.2(a)(iii) above, then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock issuable to Participant upon settlement of the Award as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Participant’s tax withholding obligation.

Exhibit 10.2

Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described above, including the transactions described in the previous sentence, as applicable. Any shares of Stock to be sold at the Company’s direction through a broker-assisted sale will be sold on the day the tax withholding obligation arises (i.e., the date Stock is delivered) or as soon thereafter as practicable. The shares of Stock may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Participant’s tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as practicable. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s tax withholding obligation. The Company may refuse to issue any shares of Stock in settlement of the Award to Participant until the foregoing tax withholding obligations are satisfied.

(d)     Participant shall be entitled to implement a 10b5-1 trading plan with respect to the payment of any tax withholding in connection with the vesting and/or settlement of the Award and the Company agrees to take all reasonable actions necessary to approve or implement any such plan.

2.3    Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any shares of Stock or cash issuable upon the vesting of the Award prior to the fulfillment of all of the following conditions:

(a)     the admission of the Stock to listing on all stock exchanges on which such shares of Stock are then listed;

(b)     the completion of any registration or other qualification of the Stock under any state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary and advisable;

(c)     the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    the lapse of any such reasonable period of time following the date the Award vests as the Administrator may from time to time establish for reasons of administrative convenience, subject to Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder; and

(e)     the receipt by the Company of full payment of any applicable withholding tax in any manner permitted under Section 2.2 above.

2.4    Other Forfeiture and Claw-Back Provisions. Participant hereby acknowledges and agrees that the Award and any shares of Stock or cash issued or paid to Participant in settlement of the Award are subject to the provisions of Section 6(a)(5) of the Plan.

2.5    Trading Restrictions.

(a)    The Company may establish periods from time to time during which Participant’s ability to engage in transactions involving the Company’s Stock is subject to specific restrictions (“Restricted Periods”). Notwithstanding any other provisions herein, Participant may not sell or otherwise dispose of any shares of Stock acquired pursuant to the Award during an applicable Restricted Period unless such sale or other disposition is specifically permitted by the Company, in its sole discretion. Participant may be subject to restrictions giving rise to a Restricted Period for any reason that the Company determines appropriate, including, restrictions generally applicable to employees or groups of employees or restrictions applicable to Participant during an investigation of allegations of misconduct or conduct detrimental to the Company or any Affiliate by Participant.

(b)    Participant acknowledges and agrees that the Award, any other equity awards now held by Participant or hereafter acquired by Participant, and any shares of Stock issuable upon exercise, vesting or settlement thereof, shall be subject to the terms and conditions of any stock ownership or retention guidelines (the “Guidelines”) adopted from time to time by the Company to the extent such Guidelines are by their terms applicable to Participant. Participant hereby acknowledges and agrees that the Administrator shall have the authority to review Participant’s compliance (or progress towards compliance) with such Guidelines from time to time and, in its sole discretion, to impose such conditions, restrictions or limitations on Participant, the Award, other equity awards held by Participant and other shares of Stock issuable upon exercise, vesting or settlement thereof as the Administrator determines to be necessary or appropriate in order to achieve the purposes of such Guidelines.

Exhibit 10.2

ARTICLE III.
OTHER PROVISIONS

3.1    Rights as Shareholder. Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any shares of Stock issuable hereunder unless and until certificates representing such shares of Stock (which may be in book-entry form) shall have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 7 of the Plan. After such issuance, recordation and delivery, Participant shall have all the rights of a shareholder of the Company, including with respect to the right to vote the shares of Stock and the right to receive any cash or share dividends or other distributions paid to or made with respect to the shares of Stock.

3.2    No Right to Continued Employment. Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

3.3    Award and Interests Not Transferable. This Award and the rights and privileges conferred hereby may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent unless and until the Award has vested and the shares of Stock or cash underlying the Award have been issued, and all restrictions applicable to such shares of Stock or cash have lapsed. Neither the Award nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.4    Adjustments. Participant acknowledges that the Award, including the vesting of the Award and the number of shares of Stock subject to the Award, is subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Section 7 of the Plan.

3.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of the Company’s authorized officer on the Grant Notice, and any notice to be given to Participant shall be addressed to Participant at the address given beneath Participant’s signature on the Grant Notice. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (if to Participant) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.6    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7    Governing Law; Severability. The laws of the State of Nevada shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

3.8    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted and may be settled, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9    Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant

Exhibit 10.2

understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and the Plan, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Award, the Plan and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall alter the terms of the Award so as to affect materially and adversely Participant’s rights hereunder without the prior written consent of Participant.

3.13    Electronic Delivery and Paperless Administration. By accepting this Award, Participant hereby consents and agrees to receive any and all documentation related to the Award by electronic delivery and agrees to participate in the Plan through an online or electronic system, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company. In addition, in order to facilitate the administration of the Company’s equity administration by a third party, and for such third party administrator to provide reporting to the Company or its Affiliates on shares of Stock held within Participant’s account by such third party administrator, Participant hereby provides his or her consent on the sharing of this information by such third party administrator with the Company and its Affiliates. The foregoing consent shall lapse upon Participant’s termination of Employment or his or her earlier revocation of such consent in writing to the Company.

3.14    Section 409A.

(a)    Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the shares of Stock or cash issuable pursuant to the Award hereunder shall be distributed to Participant no later than the later of: (i) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such Award (or the relevant portion thereof) is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such Award (or the relevant portion thereof) is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

(c)    For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

3.15    Limitation on Participant's Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award, and rights no greater than the right to receive the Stock or cash as a general unsecured creditor.